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                                                                    Exhibit 10.2


December 19, 2001

Travelers Property Casualty Corp.
1 Tower Square
Hartford, CT 06183
Attention: William H. White
           Vice President and Treasurer

Re: Line of Credit

Ladies and gentlemen:

This letter will confirm your and our agreement to the terms and conditions for the line of credit set forth below.

The line of credit

From the date of this letter, Citigroup Inc. (Citigroup) shall make available to Travelers Property Casualty Corp. (TPC), for its general corporate purposes, a $250 million revolving line of credit (the line of credit).

TPC shall give Citigroup at least one business day's written or oral notice of each borrowing under the line of credit (each such borrowing a loan).

The unpaid principal amount of each loan shall bear interest for each day at the commercial paper rate for that day. The commercial paper rate for any day shall be

* the per annum interest rate for overnight commercial paper issued on that day by Citicorp, or

* if Citicorp does not issue overnight commercial paper on that day, the per annum interest rate for commercial paper with the shortest maturity issued on that day by Citicorp, or

* if Citicorp does not issue commercial paper on that day, the per annum interest rate for commercial paper with the shortest maturity issued by Citicorp on the last preceding day on which Citicorp issued commercial paper.



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Travelers Property Casualty Corp.
December 19, 2001
page 2


Maturity; repayment; interest; commitment fee


TPC shall pay the unpaid principal amount of each loan, together with accrued interest and all accrued fees, no later than December 19, 2006. Upon such payment in full, this agreement shall terminate.

TPC may, on one day's written or oral notice to Citigroup, repay any loan in whole or in part at any time or times, without penalty. At the time of such repayment, TPC shall also pay Citigroup accrued interest on the amount repaid.

TPC shall pay interest on the unpaid principal amount of each loan to Citigroup in arrears on the last business day of each calendar month and on the date this agreement terminates. Interest shall be computed on the basis of a 360-day year and actual days elapsed.

TPC shall pay a commitment fee at the rate of 0.08% per annum on the average daily unused amount of the line of credit. The commitment fee shall be paid quarterly in arrears on the last business day of each calendar quarter and on the date this agreement terminates.


Payments generally


Each loan, and each payment of principal or interest on a loan and the commitment fee, shall be made in same day funds. If a payment under this letter agreement is scheduled to be made on a day that is not a business day, the payment shall instead be due and payable on the next succeeding business day; any interest required to be so paid shall include interest accrued to such next succeeding business day. A business day is a day on which Citibank, N.A. is open for business in New York City.

Entries in records maintained by Citigroup in accordance with its usual practice evidencing the loans, including the principal amounts, interest rates, and payments of principal and interest, shall be prima facie evidence of the existence and amounts of TPC's obligations. Citigroup's failure to maintain, or any error in, such records shall not affect TPC's obligations to repay the
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Travelers Property Casualty Corp.
December 19, 2001
page 3




principal of and interest on the loans in accordance with this letter agreement.

Termination of line of credit

TPC may terminate this agreement on not less than five business days' written notice to Citigroup. On the date specified in such a termination notice, the line of credit shall terminate and TPC shall pay Citigroup the unpaid principal amount of all loans, and accrued interest thereon and the accrued commitment fee.

Miscellaneous

This agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements and understandings, oral or written, relating to its subject matter. An amendment to or waiver of a provision of this letter agreement must be in writing and signed by Citigroup and TPC.

Governing law

This agreement shall be governed by the laws of the State of New York.

Please confirm your agreement to the terms and conditions set forth in this letter agreement by signing and returning to us the enclosed copy of this letter.

Very truly yours,

Citigroup, Inc.


By: /s/ Guy Whittaker
    --------------------------
    Guy Whittaker
    Treasurer


By: /s/ Charles E. Wainhouse
    --------------------------
    Charles E. Wainhouse
    Assistant Treasurer

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Travelers Property Casualty Corp.
December 19, 2001
page 4


Confirmed and agreed:

Travelers Property Casualty Corp.

By: /s/ William H. White
   ___________________________
   William H. White
   Vice President and Treasurer